Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2014 RESULTS

PLEASANTON, Calif., June 5, 2014 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal second quarter ended April 30, 2014.

•	Revenue increased 7% year-over-year to $412.3 million, up 9% in constant currency and excluding the divestiture of Aime. CooperVision (CVI) revenue up 7% to $331.1 million, up 9% in constant currency and excluding the divestiture of Aime. CooperSurgical (CSI) revenue up 9% to $81.2 million.

•	GAAP earnings per share (EPS) $1.62, up 10 cents or 7% from last year’s second quarter.

•	Non-GAAP EPS $1.64, up 14 cents or 9% from last year’s second quarter. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am proud to report another strong quarter for the Company. We continued gaining market share within CVI driven by our silicone hydrogel family of products, especially Biofinity® and MyDayTM. CSI also posted solid revenue growth driven by its fertility business. As we move into the second half of the year, we remain positive on our markets and our ability to continue taking market share.”

Second Quarter GAAP Operating Highlights

•	Revenue $412.3 million, up 7% from last year’s second quarter, 9% excluding currency and the divestiture of Aime (CVI’s rigid gas permeable contact lens and solutions business in Japan, sold effective October 31, 2013).

•	Gross margin 65% compared with 66% in last year’s second quarter. Gross margin was down year-over-year primarily due to planned costs associated with MyDayTM.

•	Operating margin 22% compared with 21% in last year’s second quarter. The increase was the result of leveraging operating expenses.

•	Depreciation $24.3 million, up 4% from last year’s second quarter. Amortization $7.5 million, down 1% from last year’s second quarter.

•	Total debt decreased $10.3 million in the quarter to $335.4 million. Interest expense $1.6 million compared with $2.4 million in last year’s second quarter.

•	Cash provided by operations $126.3 million and capital expenditures $61.2 million resulted in free cash flow $65.1 million.

Second Quarter CooperVision GAAP Operating Highlights

•	Revenue $331.1 million, up 7% from last year’s second quarter, 9% in constant currency and excluding the divestiture of Aime.

•	Revenue by category:

	(In millions) 2Q14	% of CVI Revenue 2Q14	%chg y/y	Constant Currency %chg y/y
Toric	$104.8	32%	8%	8%
Multifocal	35.5	11%	20%	19%
Single-use sphere	71.7	22%	12%	15%
Non single-use sphere, other	119.1	35%	—%	—%

Total	$331.1	100%	7%	7%

Excluding the impact of the divestiture of Aime, “Non single-use sphere, other” would have grown 5% year over year and 5% year over year in constant currency.

•	Revenue by geography:

	(In millions) 2Q14	% of CVI Revenue 2Q14	%chg y/y	Constant Currency %chg y/y
Americas	$142.1	43%	4%	5%
EMEA	119.2	36%	14%	9%
Asia Pacific	69.8	21%	3%	9%

Total	$331.1	100%	7%	7%

Excluding the impact of the divestiture of Aime, Asia Pacific would have grown 12% year over year and 20% year over year in constant currency.

•	Selected revenue by material:

	(In millions) 2Q14	% of CVI Revenue 2Q14	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$161.0	49%	21%	20%
Proclear®	$83.6	25%	8%	8%

•	Gross margin 65% compared with 67% in last year’s second quarter. Gross margin was down year-over-year primarily due to planned costs associated with MyDayTM.

Second Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $81.2 million, up 9% from last year’s second quarter.

•	Revenue by category:

	(In millions) 2Q14	% of CSI Revenue 2Q14	%chg y/y
Office and surgical procedures	$51.7	64%	4%
Fertility	29.5	36%	17%

Total	$81.2	100%	9%

•	Gross margin 65% compared with 65% in last year’s second quarter.

2014 Guidance

The Company revises its full year fiscal 2014 guidance. Guidance is summarized as follows:

	FY14 Guidance Old	FY14 Guidance New
Revenues (In millions)
Total	$1,685 - $1,725	$1,685 - $1,725
CVI	$1,365 - $1,395	$1,365 - $1,395
CSI	$320 - $330	$320 - $330
EPS
GAAP	$6.75 - $7.00	$6.78 - $7.00
Non-GAAP	$6.75 - $7.00	$6.80 - $7.00

Guidance assumes constant currency as of June 5, 2014.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal second quarter of 2014, our non-GAAP results exclude $1.0 million of acquisition related costs recorded in selling, general and administrative expense.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report revenue growth excluding the October 31, 2013 divestiture of Aime, we excluded fiscal second quarter of 2013 revenue of $5.9 million.

	Three Months Ended April 30,			Six Months Ended April 30,
	2014 GAAP	Adjustments	2014 Non-GAAP	2014 GAAP	Adjustments	2014 Non-GAAP
Operating income	$88,924	$986	$89,910	$170,547	$986	$171,533
Income before income taxes	$87,821	$986	$88,807	$167,276	$986	$168,262
Provision for income taxes	$8,185	$74	$8,259	$15,375	$75	$15,450
Net income attributable to Cooper stockholders	$79,160	$912	$80,072	$151,003	$912	$151,915
Diluted EPS attributable to Cooper stockholders	$1.62	$0.02	$1.64	$3.09	$0.02	$3.11

	Fiscal 2014 EPS Guidance
	2014 GAAP	Adjustments	2014 Non-GAAP
Diluted EPS	$6.78 - $7.00	$0.02	$6.80 - $7.00

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal second quarter 2014 financial results and current corporate developments. The dial-in number in the United States is 1-866-318-8615 and outside the United States is +1-617-399-5134. The passcode is 75018075. There will be a replay available approximately two hours after the call ends until Thursday, June 12, 2014. The replay number in the United States is 1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 11078119. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 8,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2014 Guidance and all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the yen and euro that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers, and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of the Company’s research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$82,659	$77,393
Trade receivables, net	239,769	229,537
Inventories	345,816	338,917
Deferred tax assets	37,257	41,179
Other current assets	59,179	60,215

Total current assets	764,680	747,241

Property, plant and equipment, net	817,442	739,867
Goodwill	1,393,912	1,387,611
Other intangibles, net	184,998	198,769
Deferred tax assets	15,738	16,279
Other assets	45,212	47,494

	$3,221,982	$3,137,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$33,916	$42,987
Other current liabilities	230,750	278,266

Total current liabilities	264,666	321,253

Long-term debt	301,508	301,670
Deferred tax liabilities	25,372	24,883
Other liabilities	68,356	65,961

Total liabilities	659,902	713,767

Total Cooper stockholders’ equity	2,543,351	2,404,535
Noncontrolling interests	18,729	18,959

Stockholders’ equity	2,562,080	2,423,494

	$3,221,982	$3,137,261

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
Net sales	$412,317	$384,041	$817,297	$763,880
Cost of sales	143,818	129,862	285,869	269,203

Gross profit	268,499	254,179	531,428	494,677
Selling, general and administrative expense	155,804	150,693	313,892	301,346
Research and development expense	16,295	14,490	32,007	28,143
Amortization of intangibles	7,476	7,523	14,982	14,895

Operating income	88,924	81,473	170,547	150,293
Interest expense	1,558	2,444	3,214	5,010
Gain on insurance proceeds	—	—	—	14,084
Other income (expense), net	455	(89)	(57)	549

Income before income taxes	87,821	78,940	167,276	159,916
Provision for income taxes	8,185	3,473	15,375	9,515

Net income	79,636	75,467	151,901	150,401
Less: income attributable to noncontrolling interests	476	331	898	598

Net income attributable to Cooper stockholders	$79,160	$75,136	$151,003	$149,803

Diluted earnings per share attributable to Cooper stockholders	$1.62	$1.52	$3.09	$3.02

Number of shares used to compute earnings per share attributable to Cooper stockholders	48,754	49,478	48,883	49,555

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 1Q14			Trailing Twelve Months 2014
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$795	16%	23%	$3,055	12%	20%
Other	1,120	3%	5%	4,300	2%	8%

WW Soft Contact Lenses	$1,915	8%	9%	$7,355	6%	11%

Sales by Geography
Americas	$785	5%	—%	$2,940	6%	9%
EMEA	530	3%	12%	2,165	4%	10%
Asia Pacific	600	18%	29%	2,250	9%	16%

WW Soft Contact Lenses	$1,915	8%	9%	$7,355	6%	11%

Source: Management estimates and independent market research

COO-E

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